Exhibit 99.1

ASSET PURCHASE AGREEMENT

Assure Networks Texas Holdings II, LLC, a Colorado limited liability company (“Purchaser”), Innovation Neuromonitoring LLC (the “Seller”), and each of Anthony Casarez and Jason Ehrhardt (each a “Principal” and collectively, the “Principals”), enter into this Asset Purchase Agreement (this “Agreement”) dated August 2, 2023 (the “Effective Date”).

RECITALS

A.            Seller is engaged in owning and operating an interoperative neuromonitoring business (the “Business”).

B.	Principals collectively own all of the outstanding equity interests in Seller.

C.            Seller desires to sell the Assets as defined below, to Purchaser, and Purchaser desires to purchase the Assets, pursuant to the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises, agreements, representations, warranties, and conditions contained herein, the parties agree as follows:

1.            Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer, and deliver to Purchaser, and Purchaser agrees to purchase, accept, and acquire from Seller, all of the right, title, and interest of Seller in and to the assets of Seller being sold pursuant to the Agreement, free and clear of any and all liens, security interests, leases, or other encumbrances of whatever nature (the assets being transferred pursuant to this Agreement are collectively referred to herein as the “Assets”)subject to this Agreement shall be listed on Schedule 1.1, but for purposes of clarity shall not include any Cash on Hand (COH) at the time of closing, any of Seller’s Bank Accounts, or any of Seller’s Accounts Receivable at time of Closing. Subject to Schedule 1.1 and terms of this Agreement, the Assets include, without limitation, the following:

1.1            Tangible Personal Property. Certain of Seller’s tangible assets, including five (5) IONM monitoring machines, and related tools, computer hardware and computer peripherals, materials, and supplies (collectively, the “Tangible Personal Property”). The Tangible Personal Property includes, without limitation, the personal property and inventory listed on Schedule 1.1 attached hereto.

1.2	Inventory. All of Seller’s inventory as reflected in Schedule 1.1.

1.3            Records. Certain of Seller’s records, including electronic records, including such customer records, supplier records, employee records, financial records, database files, and all other books, records, files, and documents relating to the Assets (collectively the “Records”). As used herein “Records” does not include any patient medical records.

1.4            Contracts. All of Seller’s rights, powers, and remedies under all assumed contracts to which Seller is a party, including agreements with customers, manufacturers, distributors, and vendors, subject to Section 8 (each a “Contract”, and collectively, the “Contracts”).

1.5            Licenses. All franchises, licenses, permits, authorizations, approvals, consents, and other rights, used in connection with the Business (collectively, the “Licenses”), if and to the extent that they may be lawfully transferred by Seller to Purchaser.

1.6            Warranties. All warranties, rights, and claims of Seller under all existing manufacturer’s warranties relating to any of the Assets.

1.7            Intellectual Property. All of Seller’s intellectual property rights pertaining to the Assets being purchased. .

1.8	Goodwill. All of Seller’s goodwill as a going concern relating to the Business.

1.9            Software. All of Seller’s rights in non-proprietary computer software, media, programs, licenses, and documentation used in the Business and all data and information contained therein, and all manuals, documentation, and code related thereto (collectively, “Software”), to the extent that they may be lawfully transferred to Purchaser.

1.10            Intangible Assets. As used in this Agreement, “Intangible Assets” means (a) all assets listed on Schedule 1.15,

2.            Purchase Price and Payment. Subject to the adjustments described below, the purchase price to be paid by Purchaser to Seller for the Assets is $1,200,000.00 (the “Purchase Price”). The Purchase Price shall be payable, subject to adjustment, as follows:

2.1            Cash Payment. Purchaser shall pay Seller $800,000 in cash installment payments (the “Cash Installment”), in accordance with the following payment schedule:

2.1.1            $100,000 shall be paid in cash in conjunction with the signing of the Letter of Intent (“LOI”) and be subject to repayment if the transaction is not closed.

2.1.2            $200,000 shall be paid at the closing minus $131,422.00, the amount that has been pre-paid to Seller, and also minus $34,000 which will be paid to Rhythmlink International, LLC, for amounts owed to Rhythmlink International, LLC, by Seller.

2.1.3            $400,000 shall be paid in common stock of Assure Holding Corp., Purchaser’s affiliate, as set forth in Section 2.3 below.

2.1.4            $500,000 the amount that has been pre-paid to Seller shall be paid together with interest at the applicable federal rate, shall be paid in cash in twenty-four equal monthly installments, with the first installment being due on or before September 1, 2023, and the remaining installments being due on the first business day of each month thereafter. In the event the operations related to the acquired assets perform more than 3,000 procedures with commercial payor mix of at least 45%, Assure will compensate the Seller $400 per procedure. Further, if the acquired assets perform fewer than 3,000 procedures during the twelve (12) months following the Closing, the monthly installments shall be reduced by $400 per procedure for the shortfall. In addition to the above, for a period of twelve (12) months following the Closing, Seller will be credited with all additional procedures beyond 3,000, if such additional procedures come about as a result of (i) Seller or Principals introducing new physicians to Purchaser, or (ii) new physicians that are employed or newly partnered with current physicians of Seller in accordance with Schedule 1.15, (iii) new physicians at the hospitals, surgery centers, or hospital groups set forth on Schedule 2.1.4 (“Exclusive Relationships”), for which such physicians described in subsection (i) and (ii) above as of the Effective Date, are not supported by the Seller, regardless of whether such physicians utilized the Assets acquired by the Purchaser under this Agreement or not, provided however, such introductions to new physicians or such new physicians are employed at the hospitals, surgery centers, or hospital groups set forth on Schedule 2.1.4 must have a commercial payor mix of at least 45%.

2.2            Assure shall use best efforts to ensure that the acquired assets are efficiently and effectively utilized to meet the 3,000 procedure minimum during the 12 months following closing and thereafter, Assure shall notify the Seller and the Principals of the total procedures performed each month with the Assets being purchased no later than 15 business days following the last day of each month. If the total procedures in any given month utilizing the Assets purchased are less 250, the Purchaser and Seller shall meet and develop a plan to increase the number of procedures being performed with the Assets purchased so that the 3,000 procedure minimum can be reached.

2.3            Closing Stock Payment. No later than 21 days following Closing, Purchaser, or a third party on behalf of Purchaser, shall issue to Seller or the Principals as elected by Seller, $400,000 of common stock of Assure Holdings Corp. (the “Closing Stock Payment”). The common stock issued pursuant to the Closing Stock Payment shall be subject to all (i) applicable governing documents of Assure Holdings Corp., (ii) governmental regulatory restrictions and requirements, and (iii) all applicable laws. $200,000 of the Assure Holdings Corp common stock issued pursuant to the Closing Stock Payment shall be subject to a six (6) month lock up, in addition to any additional lock up period imposed on the common stock under applicable law and/or regulation. The common stock value per share shall be determined on the Effective Date as quoted on the Nasdaq Exchange which shall also include any successor market or exchange on or through which the shares of common stock are publicly traded. Within fifteen (15) days of the Closing, Assure agrees to register shares of common stock in the amount of $200,000, via a S-1 filing (“Registered Stock). $35,000 of the Registered Stock shall be paid to Rhythmlink International, LLC, for amounts owed by Seller to Rhythmlink International, LLC.

2.4            Failure to Comply. In the event Purchaser fails to timely make any cash payment required by Section 2.1, the Seller and or Principals shall have the following right:

2.4.1.1 Purchaser shall have thirty (30) days to cure such failure to pay after receipt of written notice to Purchaser from Seller and/or Principals. If Purchaser fails to cure the failure to pay within the notice and cure period described above, Seller and Principals shall no longer be bound by the terms of any non-compete and or non-solicitation obligations, requirements or agreements and any such obligations, requirements and agreement shall be deemed terminated and void.

3.	Allocations, Pro-rations, Sales/Use Taxes, and Inventory.

3.1            Allocations of the Purchase Price. The parties shall negotiate in good faith to determine the allocation of the Purchase Price and the covenant not to compete contained herein. Each of Purchaser and Seller agrees: (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder; (ii) to complete jointly and to file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs; and (iii) that no party will take a position on any income, transfer, or gains tax return, before any governmental or regulatory authority charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the requirements under Section 1060 of the Code. No portion of the purchase price is allocated to the transfer of medical records, if any.

4.	The Closing.

4.1            The Closing. Upon the terms and subject to the conditions of this Agreement, the Closing shall take place on or before August 15, 2023 (the “Closing Date”). The Closing will be a remote closing with each party providing electronic signatures, to be received and exchanged by each party’s counsel. The closing of this Agreement (the “Closing”) shall be effective as of 12:01 a.m. on the day after the Closing Date (the “Effective Time”).

4.2            Seller’s and Principals’ Deliveries. At the Closing, Seller shall execute and deliver to Purchaser a bill of sale and assignment. In addition, Seller and Principals shall execute and deliver to Purchaser a non-competition and non-solicitation agreement as may be agreed between them, and Seller shall deliver to Purchaser appropriate resolutions approving this transaction. Seller and Principals shall also execute and deliver such other documents at the Closing as are reasonably appropriate and necessary to effectuate the transactions set forth herein.

4.3            Purchaser’s Deliveries. At the Closing, Purchaser shall (i) pay to Seller the cash portion of the Purchase Price, (ii) deliver to the Seller the Closing Stock Payment and execute and deliver all documents related thereto. In addition, Purchaser shall execute and deliver such other documents at the Closing as are reasonably appropriate and necessary to effectuate the transactions set forth herein.

4.4            Seller’s Conditions to Close. Seller’s and Principals’ obligation to close the transactions contemplated hereby at the Closing shall be subject to Seller’s receipt of Purchaser’s deliveries as required herein, and the complete satisfaction and fulfillment of all of the following conditions precedent (“Seller Conditions to Close”), any or all of which may be waived in whole or in part by Seller (but no such waiver of any such condition precedent shall be or constitute a waiver of any other covenant, promise, agreement, representation, or warranty made by Purchaser in this Agreement):

4.4.1            All representations and warranties made by Purchaser in this Agreement shall be true and accurate as of the Closing Date.

4.4.2            All covenants, promises, and agreements made by Purchaser in this Agreement and all other actions required to be performed or complied with by Purchaser under this Agreement prior to or at the Closing shall have been fully performed or complied with by Purchaser.

4.4.3            The parties shall have agreed upon the items that, pursuant to the terms of this Agreement, are to be agreed upon by the parties prior to the Closing, which items include the Closing documents and the schedules to this Agreement, to the extent that they are not attached to it prior to its execution.

4.4.4            The absence of any event that would reasonably be expected to have a material adverse effect on the operations of Assure, and/or the value of the common stock as referenced in Section 2.2 on or prior to the Closing Date.

4.5            Purchaser’s Conditions to Close. Purchaser’s obligation to close the transactions contemplated hereby at the Closing shall be subject to Purchaser’s receipt of Seller’s and Principals’ deliveries set forth in Section 4.2 and the complete satisfaction and fulfillment of all of the following conditions precedent (“Purchaser Conditions to Close”), any or all of which may be waived in whole or in part by Purchaser (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation, or warranty made by Seller or Principals in this Agreement):

4.5.1            All representations and warranties made by Seller and Principals in this Agreement shall be true and accurate as of the Closing Date.

4.5.2            All covenants, promises, and agreements made by Seller and/or Principals in this Agreement and all other actions required to be performed or complied with by Seller and/or Principals under this Agreement prior to or at the Closing shall have been fully performed or complied with by Seller and/or Principals.

4.5.3            The absence of any event that would reasonably be expected to have a material adverse change in the Business or the Assets on or prior to the Closing Date.

4.5.4            Purchaser being satisfied, in its sole discretion, with the results of its due diligence investigation of Seller, the Assets, and the Business.

4.5.5            Purchaser and Seller shall have collaborated on a business plan and business model for 2023.

4.5.6            The parties shall have agreed upon the items that, pursuant to the terms of this Agreement, are to be agreed upon by the parties prior to the Closing, which items include the Closing documents and the schedules to this Agreement, to the extent that they are not attached to it prior to its execution.

4.5.7            Each of the Principals shall enter into a non-competition agreement and non-solicitation agreement as set forth in Section 6.3 below.

4.5.8            Purchaser, Seller and Principals shall have agreed upon the terms and conditions of a Nominee Agreement, substantially in the form attached hereto as Schedule 4.5.8 (the “Nominee Agreement”), pursuant to which Seller shall agree to remain as a going concern entity in good standing in all requisite jurisdictions for the purpose of continuing to hold certain assets that are not acquired by Purchaser hereunder, including, without limitation, certain assets that are not acquired due to transfer restrictions or consent to assignment limitations. The Nominee Agreement shall set forth the parties’ rights and obligations regarding Seller’s acting as a nominee during the 36-month period, or such shorter period or longer period as mutually agreed upon by the Parties in writing, following the Closing (the “Nominee Period”) for the Nominee Assets, as hereinafter defined. The “Nominee Assets” shall be those assets, including, without limitation, certain contracts, identified by the parties as impractical to transfer at Closing, but material to the post closing operations of Purchaser. In connection with the foregoing, Seller shall, for the duration of the Nominee Period, continue its insurance policies in place as of Closing and shall maintain such other insurance coverages as are customary and standard for the industry in which Seller operates. In addition, following the Nominee Period, Seller shall maintain its existing medical malpractice insurance or purchase, tail insurance coverage to cover claims arising against Seller prior to the Closing as set forth in Section 6.7. Purchaser shall pay all ordinary operating expenses of Seller including, but not limited to, any taxes owed as result of Seller’s operations during the Nominee Period based on a budget that is consistent historically with Innovation Neuromonitoring’s expenses (but expressly excluding any compensation paid to the principals of Seller), including certain insurance related expenditures associated with customary insurance and tail insurance required herein and as set forth in the Nominee Agreement, on behalf of Seller, provided however, that Purchaser shall have no liability for any taxes arising prior to the Effective Date and Seller and Principals shall indemnify, defend and hold harmless Purchaser from any all claims and liabilities arising in connection therewith. In addition, during the Nominee Period, Seller and Purchaser shall identify and mutually agree upon certain employees and service providers who will continue to act on behalf of Seller, as agents, employees, or representatives of Seller or as a vendor to Seller. In the event a Principal is terminated prior to the expiration of the Nominee Period, said Principal shall be forever relieved, discharged, and released from any continuing obligations under the Nominee Agreement.

4.5.9            Seller’s receipt of all required consents from third parties and governmental authorities, including, without limitation, all third-party consents required for contract assignments, vendor accounts and other similar business relationships Seller relies on to conduct the Business. Notwithstanding the foregoing, Seller and Principals make no representations, warranties, and/or guarantees of any kind that existing customers and or third parties to contracts with restricted assignment terms will agree to assign, renew, or enter new contracts with Purchaser.

4.5.10            Seller’s having obtained all required corporate approvals, including, without limitation, members, managers, and other similar interest holders.

4.5.11            Purchaser having obtained approval from the board of directors of Assure Holdings Corp., which Assure Holdings Corp. agrees not to unreasonably withhold, including all requisite approvals under the governing documents of Assure Holdings Corp.

4.5.12            Purchaser shall have obtained all requisite approvals, including, without limitation, (i) approvals from the Nasdaq Exchange, (ii) all approvals required under Purchaser’s governing document, and (iii) all approvals required by any government regulatory agency.

4.5.13            Seller having operated its Business in the ordinary course and in accordance with applicable law.

5.	Representations and Warranties.

5.1            Representations and Warranties by Seller and Principals. Seller and Principals, jointly and severally, represent and warrant to Purchaser as follows:

5.1.1            Title to the Assets. Seller has good and merchantable title to all of the Assets or, as to the Software, valid software licenses.

5.1.2            Assets Transferred Free of Liens. The Assets will be transferred at the Closing, free and clear of any liens, encumbrances, or claims of any nature, including liens for taxes, except for sales or use taxes arising from the sale hereunder, which Purchaser shall pay.

5.1.3            Condition and Sufficiency of Assets. Each item of Tangible Personal Property is in good operating condition and repair and free of defects, subject to ordinary wear and tear and routine repairs, and has been reasonably maintained. The Assets are sufficient for their intended use and purpose continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

5.1.4            Compliance with Laws. Seller is in compliance with applicable laws, statutes, rules, regulations, codes, and ordinances of any Governmental Authority (collectively, “Laws”) that apply to the Business or the Assets. Neither Seller nor Principals have received any written or oral notice that Seller or the Business is not in compliance with any Laws.

5.1.5            Licenses. Seller has all Licenses necessary to operate the Business as it is conducted as of the Closing Date, and the Licenses are valid and in effect. Seller has provided, or will provide prior to the Closing, Purchaser with a complete and accurate list of all Licenses applicable to the Assets. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any License.

5.1.6            Software. With regard to the software being purchased under the Agreement ( the “Software”), if any, Seller has fully paid, valid, and enforceable licenses to use same. Seller shall provide the Software, including any related documentation, to Purchaser at Closing. Seller does not own any Software and does not use any Software except for commercially available off the-shelf Software that does not have any future payment obligations for its continued use.

5.1.7            Legal Proceedings. Other than has already been disclosed, no litigation, arbitration, investigation, or other proceeding of or before any court, arbitrator, or Governmental Authority which relates to Seller, Principals, any Asset, or the Business is pending or, to the knowledge of Seller and Principals, threatened. Neither Seller nor Principals are a party to or subject to the provisions of any judgment, order, writ, injunction, decree, or award of any court, arbitrator, or Governmental Authority which would adversely affect Seller, the Business, the Assets, or the transactions contemplated hereby.

5.1.8            The Records. The Records that have been delivered by Seller to Purchaser or that shall be delivered by Seller to Purchaser after the date hereof are true and correct in all material respects.

5.1.9            Contracts. All Contracts to which Seller is a party and which are being assigned pursuant to this Agreement and/or which are subject to the Nominee Agreement, are valid and binding contractual obligations of all parties thereto and are enforceable in accordance with their respective terms. Seller is not in default under any such Contract, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in a default by any other party to any such Contract. Seller has provided Purchaser with a true and complete copy of each written Contract, and a summary of the terms of each oral Contract, which is material to the use of the Assets being purchased. Notwithstanding the foregoing, Seller and Principals make no representations, warranties, and/or guarantees of any kind that existing customers, parties to existing contracts with Seller, or third party payors will agree to assign, renew, or enter into new contracts with Purchaser.

5.1.10            Employment Matters. There are no existing collective bargaining agreements, employment contracts, verbal commitments, or obligations (other than oral at-will employment agreements) relating to Seller’s employees or consultants who have or are to become employees or contractors of the Purchaser. There are no labor unions or other organizations representing, purporting to represent, or attempting to represent any employees employed in the operation of the Business. Seller has provided Purchaser, or will provide Purchaser prior to the Closing, with a complete and accurate list of all employees and consultants employed or engaged by Seller in connection with its Business (including any employee who is an inactive employee on paid or unpaid leave of absence) as of the Closing, including each such person’s name, title, date of hire, and current compensation rate and other compensation, and a complete and accurate list of all benefits Seller provides to its employees. By the Closing Date, Seller will have paid to such employees and consultants, who have or are to become employees or consultants of Purchaser, all wages, bonuses, commissions, and other benefits and sums due or accrued to such employees and consultants, including accrued employee vacation time, as of Closing Date, under Seller’s employee benefit plans (and all required taxes, insurance, social security, and withholdings thereon) except as otherwise agreed upon herein.) as applicable and consistent with all applicable laws. Seller has timely paid all contributions, premium payments, and other expenses required under any employee benefit plan. Seller has not received written or oral notice that any of the employees of Seller will terminate employment with Seller prior to the Closing Date or not commence employment with Purchaser following the Closing.

5.1.11            Customers. Seller maintains generally good relationships with its customers and there have been no material disputes with any customer since January 1, 2021. Seller has operated the Business in the ordinary course and has not made agreements with customers that would (a) have the impact of accelerating items to the benefit of Seller or Principals prior to the Effective Time; or (b) create discounts or other obligations of the Business after the Effective Time outside of the ordinary course. None of Seller’s customers have informed Seller or Principals, either orally or in writing, that such customer (i) will cease to be a customer of Seller; or (ii) will reduce the extent to which, or materially alter the terms on which, such customer will in the future purchase goods or services from Seller. Seller and Principals make no representations, warranties, and/or guarantees of any kind that existing customers will agree to assign, renew, or enter into new contracts with Purchaser.

5.1.12            Quality of the Company’s Work; Warranties. All services that Seller has completed have been satisfactorily completed. Seller has disclosed to Purchaser, in writing, the terms of any warranties it provides to its customers.

5.1.13            No Conflicting Agreements. Seller is not a party to any contract, agreement, or other obligation that is in default or that will become in default by reason of the execution and consummation of this Agreement, or the transactions contemplated hereby. There are no agreements in effect that would prevent Seller or Principals from concluding the transactions described in this Agreement.

5.1.14            Consents. The execution, delivery, and performance by Seller and Principals of this Agreement, and all other agreements contemplated hereby, does not require any consent, approval, authorization, registration or filing with, or any other action by, any Governmental Authority or any other person or entity prior to the Closing, or to the extent such consent is required, Seller has obtained such consent or obtained a written waiver to consent.

5.1.15            No Material Omissions or Misrepresentations. This Agreement, and any documents furnished by Seller or Principals in connection with the negotiation and completion of the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

5.1.16            Adverse Conditions. There is no existing condition, state of facts or circumstances that is reasonably likely to adversely affect the Business or prevent Purchaser from profitably carrying on the Business.

5.1.17            Corporate Status. Seller is a limited liability company duly organized and existing in good standing under the laws of the State of Texas. Seller has filed as a foreign entity in all jurisdictions it is required to.

5.1.18            Corporate Actions. All actions required of Seller hereunder, expressly including, without limitation the execution of this Agreement and the consummation of all transactions provided for herein, have been duly authorized by appropriate actions of Seller’s members and managers. This Agreement, and each of the other closing documents have been, and shall be, duly executed and delivered by Seller and Principals, and are, or shall be when delivered, valid and enforceable against Seller and Principals in accordance with their respective terms.

5.1.19            Representations Accurate. All of Seller’s and Principals’ representations and warranties contained in this Agreement shall be correct, accurate, and effective as of the date of this Agreement and as of the Closing Date.

5.1.20            Representations Complete. None of the representations or warranties made by Seller or Principals in this Agreement or in any agreement, Schedule or Closing document referenced herein, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

5.2            Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller as follows:

5.2.1            No Conflicting Agreements. Purchaser is not a party to any contract, agreement, or other obligation that is in default or that will become in default by reason of the execution and consummation of this Agreement.

5.2.2            Corporate Status. Purchaser is a limited liability company duly formed and existing in good standing under the laws of the State of Texas.

5.2.3            Corporate Actions. All actions required of Purchaser hereunder, including the execution of this Agreement and the consummation of all transactions provided for herein, have been duly authorized by appropriate actions of Purchaser’s members and managers. This Agreement and each of the other closing documents have been, and shall be, duly executed and delivered by Purchaser, and are, or shall be when delivered, valid and enforceable against Purchaser in accordance with their respective terms.

5.2.4            Representations Accurate. All of Purchaser’s representations and warranties contained in this Agreement and any agreement, schedule, or Closing documents referenced therein, individually and when taken together shall be correct, accurate, and effective as of the date of this Agreement and as of the Closing Date.

6.	Additional Covenants.

6.1            Conduct of Business Prior to Closing. Seller has at all times: (a) operated the Business only in the ordinary course of business in a manner consistent with the past practices of Seller; (b) except as otherwise directed by Purchaser in writing, used its best efforts to preserve intact Seller’s current business organization, keeping available the services of Seller’s employees, and maintain Seller’s relations and good will with suppliers, customers, creditors, landlords, employees, agents, and others having business relationships with the Business; (c) maintained the Assets in a state of reasonable repair and condition that complies with legal requirements and is consistent with the requirements and normal conduct of the Business; (d) kept in full force and effect, without amendment, all material rights relating to the Business; (e) complied with applicable legal requirements and contractual obligations required for the operations of the Business; (f) continued in full force and effect the insurance coverage which the Business currently has, or substantially equivalent policies; (g) maintained all books and records of Seller relating to the Business in the ordinary course of business consistent with the past practices of Seller; and (h) not sold any of the Assets, except in the ordinary course of business consistent with the past practices of Seller.

6.2            Transition Assistance. The Principals shall, without additional cost to Purchaser except as otherwise stated herein, shall provide reasonable assistance to the Purchaser to familiarize and acquaint the Purchaser with all material aspects of the Assets being purchased,(the “Transition Services”) for 60-calendar days from and after the date of Closing during normal business hours. For the avoidance of doubt, the Transition Services shall include assistance with the familiarization of the operations, sales, marketing, administration, insurance, customer service, pricing, strategy, and all other reasonable transition training reasonably requested by Purchaser as such may be related to the Assets being purchased.

6.3            Non-Competition and Non-Solicitation Agreement. For a period of three (3) years after the Closing Date, and subject to a Non-Competition and Non-Solicitation Agreement Principals ,each agree not to directly or indirectly (a) solicit any past, present, or future customers or employees of the Business; or (b) compete with Purchaser, including by engaging in any business that is, directly or indirectly, competitive with the Business in the state of Texas and South Carolina. For purposes of this Agreement, direct and indirect competition or solicitation shall include competition or solicitation as a sole proprietor, partner, corporate officer, manager, member, member, manager, employee, agent, independent contractor, trustee, or in any other manner in which either Seller or Principals holds any beneficial interest in a competitive business, derives any income from such business, or provides any service, including the benefit of its, his, or her reputation or know-how, to such business. However, notwithstanding the foregoing, neither Seller nor Principals shall be precluded from owning less than one percent (1%) of the issued and outstanding shares of stock of a publicly traded company or performing any services at the request of Purchaser. At the Closing, Seller and Principals shall enter into a separate non-competition and non- solicitation agreements including these terms. If there is a conflict between this Section and any executed Non-Competition and Non-Solicitation Agreement, the terms of the Non-Competition and Non-Solicitation Agreement shall prevail.

6.4            Loss/Damage. In the event there is any loss or damage to any of the Assets at any time prior to the Closing, the risk of loss shall be upon Seller. After the Closing, all risk of loss or damage shall be upon Purchaser.

6.5            Exclusivity. From and after the Effective Date through Closing, Seller and Principals shall not, directly or indirectly, through any officer, director, equity holder, partner, member, employee, representative, advisor, or agent of Seller (“Seller Representative”), negotiate with or solicit offers from any potential purchaser of Seller (or its assets). In the event Seller elects not to close the transactions contemplated herein on or before August 31, 2023, or such later date as agreed by the parties, Seller shall pay Purchaser $500,000, which amount reflects the mutually agreed amount of costs, fees and expenses incurred by Purchaser in connection with due diligence related to this Agreement and the transactions contemplated herein. A failure to agree to contractual terms related to the transaction including, but not limited to, the terms of this Agreement, the Nominee Agreement, any other documents necessary to complete this transaction, and or any non-competition or non-solicitation agreements, shall not be considered a choice “not to close the transactions contemplated” and Seller and Principals shall not be subject to the second sentence of this Section.

6.6            Press Release. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party, except that Purchaser shall have the right to make such announcements and disclosures without written approval of Seller to the extent necessary to comply with applicable law, comply with regulatory or exchange requirements or to enforce its rights hereunder.

6.7            Tail Insurance. Seller shall maintain their current malpractice liability insurance or purchase medical malpractice coverage for a period of three (3) years (“Tail”) insuring against claims made relating to services performed by Seller prior to the Closing. The applicable insurance coverage shall be the sole cost and expense of the Seller and shall name Purchaser as an additional insured. Upon request by Purchaser, Seller shall provide Purchaser with evidence of such insurance policy.

7.            Liabilities of Seller. Except as otherwise expressly set forth herein, Seller and Principals, on a joint and several basis, shall be and remain solely liable and responsible for all debts, obligations, duties, and liabilities relating to the operation of the Business prior to the Effective Time.

8.	Indemnification.

8.1            Indemnification by Seller and Principals. Seller and Principals, jointly and severally, on behalf of themselves and their respective heirs, personal and legal representatives, successors and assigns, shall defend, indemnify, and hold harmless Purchaser and its members, managers, directors, officers, agents, servants, and employees, and their respective heirs, personal and legal representatives, guardians, successors, and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs, and expenses (including attorneys’ and experts’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

8.1.1            Any misrepresentation, omission, or breach by Seller and/or Principals of any representation or warranty contained in this Agreement or in any of the documents executed and delivered by Seller and/or Principals pursuant hereto.

8.1.2            Any nonperformance, failure to comply, or breach of or default by Seller and/or Principals of any covenant, promise, or agreement of Seller and/or Principals contained in this Agreement.

8.1.3            Any and all debts, obligations, duties, or liabilities (including taxes) of Seller and/or Principals relating to the Business or any of the Assets, that arise prior to the Effective Time, and any debts, obligations, duties, or liabilities of Seller relating to any asset retained by Seller, regardless of whether any notice, invoices, or bills for such debts, obligations, duties, or liabilities are received on or after the Closing Date.

8.1.4            Any material matter, act, thing, or occurrence caused by or resulting from any act or omission of Seller and/or Principals prior to the Effective Time.

8.2            Indemnification by Purchaser. Purchaser, on behalf of itself and its successors and assigns, shall defend, indemnify, and hold harmless Principals and Seller, including its members, managers, officers, directors, agents, servants, and employees and their respective heirs, personal and legal representatives, guardians, successors, and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs, and expenses (including attorneys’ and experts’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

8.2.1            Any misrepresentation, omission, or breach by Purchaser of any representation or warranty contained in this Agreement or in any of the documents executed and delivered by Purchaser pursuant hereto.

8.2.2            Any nonperformance, failure to comply, or breach by Purchaser of any covenant, promise, or agreement of Purchaser contained in this Agreement, or in any of the documents executed and delivered by Purchaser pursuant hereto.

8.2.3            Any and all debts, obligations, duties, or liabilities including, without limitation, those assumed by Purchaser hereunder, relating, directly or indirectly to the business activity of the Business that arise after the Effective Time.

8.2.4            Any matter, act, thing, or occurrence caused by or resulting from any act or omission of Purchaser.

8.3	Defense of Third-Party Claims.

8.3.1            In the event of any third party claim, threat, liability, tax, interest, fine, penalty, suit, action, proceeding, demand, damage, loss, cost, or expense with respect to which indemnity is or may be sought hereunder (an “Indemnity Claim”), the indemnified party shall notify the indemnifying party as soon as practical of such Indemnity Claim in writing, specifying in reasonable detail the Indemnity Claim and the circumstances under which it arose, although the failure to provide written notice shall not discharge the obligations of the indemnifying party. A failure to give such notice does not affect the indemnity obligations of any party. The indemnifying party may elect to assume the defense of such Indemnity Claim, at its expense, by providing written notice to the indemnified party within ten days after the indemnifying party receives written notice of the Indemnity Claim, and the indemnifying party shall promptly engage counsel reasonably acceptable to the indemnified party to direct and conduct such defense; provided, however, that the indemnified party shall have the right to engage its own counsel, at its own expense, to participate in such defense. In the event the indemnifying party does not so elect to assume the defense of such Indemnity Claim in the manner specified above, or if, in the reasonable opinion of counsel to the indemnified party, there are defenses available to the indemnified party that are different from or additional to those available to the indemnifying party or that give rise to a material conflict between the defense of the indemnified party and of the indemnifying party, then upon written notice to the indemnifying party, the indemnified party may elect to engage separate counsel to conduct its defense, at the expense of the indemnifying party, and the indemnifying party shall not have the right to direct or conduct such defense.

8.3.2            In the event the indemnifying party assumes the defense of any Indemnity Claim, it may at any time notify the indemnified party of its intention to settle, compromise, or satisfy such Indemnity Claim and may make such settlement, compromise, or satisfaction (at its own expense), unless within twenty days after the giving of such notice the indemnified party gives notice of its intention to assume the defense of the Indemnity Claim, in which event the indemnifying party shall be relieved of its duty hereunder to indemnify the indemnified party; provided, however, that it shall not settle the Indemnity Claim unless the settlement does not entail any admission of liability on the part of any indemnified party and the settlement includes an unconditional release of each indemnified party reasonably satisfactory to the indemnified party from all losses with respect to such Indemnity Claim. Unless the indemnified party shall have given the notice referred to in the preceding sentence, (a) the indemnifying party shall not consent to or make any settlement, compromise, or satisfaction with respect to the Indemnity Claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) any settlement, compromise, or satisfaction made by the indemnifying party with respect to such Indemnity Claim shall not be deemed to have been consented to by, and shall not be binding upon the indemnified party.

8.3.3            Satisfaction of Direct Claims. In the event a party has a direct claim against the other party pursuant to Sections 8.1 or 8.2 the party with the claim shall provide the other party with written notice of its claim, and, so long as that party does not dispute such claim in writing within thirty (30) days of its receipt of written notice, the party shall pay the amounts owed as set forth in the written notice of claim within thirty (30) days after receipt of the notice. In the event there is a bona fide dispute as to any amount owed pursuant to this Section 8.3 the dispute resolution terms set forth in Section 11.11 shall apply. Notwithstanding the foregoing or anything to the contrary contained herein, in the event Purchaser has a bona fide claim in indemnification hereunder, Purchaser shall have the right to set off against the Purchaser Price, including, without limitation, against the balance of the $500,000 Cash payment by delivering written notice to Seller in the manner required hereunder notifying of the amount of and reason for the set off.

Notwithstanding anything to the contrary contained herein, the parties agree that the survival period for the representations and warranties contained herein above shall be the longer of the applicable statute of limitations or five years, provided however, that there shall be no limitation on survival for breaches arising as a result of fraud, intentional misrepresentation or willful conduct.

9.            Employee Matters. Purchaser does not assume any liabilities, duties, or obligations of Seller with respect to any current or past employees of Seller, any of Seller’s employee benefits or benefit plans, any accrued vacation of Seller’s employees, or any other employment related liability, duty, or obligation of Seller whatsoever. Notwithstanding, the foregoing shall not apply to liabilities, duties, or obligations arising after the Effective Time with respect to Purchaser’s employment of any such employees.

10.            Confidentiality. Each party who receives (a “Receiving Party”) confidential or proprietary information of the party disclosing it (the “Disclosing Party”), including information relating to each party’s processes, services, customer and supplier lists, pricing and marketing plans, policies and strategies, details of customer, supplier, and consultant contracts, operations methods, techniques, business plans, trade secrets, proprietary information, and all other intellectual property of, or related to, the Business, the Principals, Seller, or Purchaser (“Confidential Information”) acknowledges the confidential and proprietary nature of the Confidential Information, and the Receiving Party agrees that such Confidential Information (a) shall be kept confidential by the Receiving Party; (b) shall not be used for any reason or purpose other than to evaluate and consummate the transactions contemplated by this Agreement, and, with respect to Purchaser, the operation of the Business from and after the Effective Date, and, with respect to Seller and Principals, the operation of the Business prior to the Effective Date. The parties agree that Confidential Information may be disclosed to attorneys, accountants, and other advisers advising each party in regard to this transaction (collectively, “Representatives”), so long as the Receiving Party uses commercially reasonable efforts to ensure that they maintain the confidential nature of the Confidential Information. In addition, the parties agree that the restrictions set forth in this Section 10 shall not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure; or (d) the Receiving Party was required by law to disclose, in which event the Receiving Party shall, to the extent permitted by law, notify the Disclosing Party of same in advance of the production . This Section 10 shall survive the Closing and shall survive any termination of this Agreement.

11.	Miscellaneous.

11.1            Survival of Representations, Warranties, and Agreements. All of the representations, warranties, covenants, promises, and agreements of the parties contained in this Agreement, and any documents delivered or to be delivered pursuant to this Agreement, shall survive the execution and delivery of this Agreement.

11.2            Entire Agreement. This Agreement constitutes the entire, integrated agreement of the parties with respect to the subject matter hereof, and supersedes any and all prior understandings, correspondence, negotiations, and agreements of the parties with respect to the subject matter hereof.

11.3            Amendment; Waiver. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the applicable parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

11.4            Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

11.5            Announcement. Neither Seller, nor Principals shall make any public announcement or other announcement regarding this Agreement, or the transaction contemplated herein without the prior written consent of Purchaser. Purchaser shall have the right to make announcements regarding this Agreement and the transactions contemplated herein to the extent required under applicable law, including any regulatory body (including any exchange) governing Purchaser (including any of this affiliates).

11.6            Binding Effect; Benefit. Subject to the limitations set forth in Section 11.4, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors, and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities, except that Section 8 is intended to benefit the indemnified parties referenced therein.

11.7            Severability. Any provision of this Agreement that is held by a court or arbitrator of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

11.8            PDF; Counterparts. This Agreement, and the other agreements and documents contemplated herein may be executed in counterparts, each of which shall be deemed an original, and all of which when affixed together shall constitute one and the same instrument. Signatures exchanged by facsimile or other electronic means (including .pdf by email) shall be deemed original signatures for all purposes.

11.9            Governing Law. This Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of Colorado (without regard to its conflicts of laws doctrines). Subject to the other terms and conditions contained herein, any action to enforce a parties rights arising under or in connection with this Agreement shall be brought in a court of competent jurisdiction in the State of Colorado.

11.10            Attorneys’ Fees. If any action is instituted by a party to enforce any provisions of this Agreement, attorneys’ fees and costs shall be awarded to the prevailing party.

11.11            Dispute Resolution. Any dispute that arises under this purchase and sale transaction, or under any of the documents executed at the closing of this purchase and sale transaction, which the parties cannot otherwise resolve, shall be initially submitted to a mediator agreed upon by the parties; if the parties cannot agree upon a mediator, then they shall each select a mediator and the selected mediators shall then select a third mediator who shall then mediate the matter. In the event the parties are not able to successfully mediate the matter then the matter shall be submitted for binding arbitration to the American Health Lawyers Association in Denver, Colorado or such other jurisdiction as the parties may agree, pursuant to its Dispute Resolution Arbitration Rules, except that: (a) disputes concerning $15,000 or less shall be resolved in the small claims or county courts, as applicable, of Denver County, Colorado; and (b) disputes in which a party seeks injunctive relief shall be resolved in the district courts where the Defendant resides, in which case all equity claims shall be resolved in such lawsuit (disputes addressed pursuant to subparts (a) or (b) need not first be submitted to mediation). The parties consent to personal jurisdiction and venue being proper in such courts. In an arbitration, the arbitrator’s award, including any award of fees and costs, shall be final and binding and may be entered in any court having jurisdiction thereof. Nothing herein shall prevent a party from participating remotely in mediation or arbitration. in mediation or arbitration.

11.12            Notices. All notices, requests, demands, consents, and other communications that are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be given either (a) by personal delivery against a receipted copy, (b) by certified or registered United States mail, return receipt requested, postage prepaid, (c) by recognized overnight delivery service, or (d) by email, with confirmation of delivery, to the addresses set forth below, or to such other address of which written notice in accordance with this Section 11.11 shall have been provided by such party. Notices may only be given in the manner described in this Section 11.11 and shall be deemed received when given in such manner.

11.13            Further Assurances. Each of the parties to this Agreement shall cooperate with the other and execute and deliver to the other party to this Agreement such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party to this Agreement as necessary to carry out or evidence the purposes of this Agreement.

11.14            Costs and Expenses. Subject to Section 6.7, each of the parties shall be solely responsible for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SELLER:	PURCHASER:
Innovation Neuromonitoring LLC, a Texas limited liability company By: /s/ Anthony Casarez Name: Anthony Casarez Title: CEO Address: *REDACTED* Email: *REDACTED*	Assure Networks Texas Holdings II, LLC, a Colorado limited liability company By: /s/ John Farlinger Name: John Farlinger Title: CEO, Assure Holdings Corp. Address: *REDACTED* Email: *REDACTED*
PRINCIPALS:
By: /s/ Anthony Casarez, Individually Address: *REDACTED* Email: *REDACTED*
By: /s/ Jason Ehrhardt, Individually Address: *REDACTED* Email: *REDACTED*

Schedule 1.1
Tangible Personal Property

See Exhibit A attached for full description.

1.	Hospital Contracts and applicable Business Associate Agreements as listed in under Exhibit A

2.	Employee and Employee contracts

3.	Scheduling contacts

4.	Credentialing Contacts

5.	Cadwell 32 channel Pro Machines as listed in Exhibit A

6.	Ipads

CALDWELL EQUIPMENT WITH THE FOLLOWING SERIAL NUMBERS

*REDACTED*

Schedule 1.15
Intangible Assets

1. Innovation Surgeon Clientele

Schedule 2.1.4
Exclusive Relationships

*REDACTED*

Schedule 3.1
Allocation of the Purchase Price

Assumed Contracts

See Exhibit D attached for full description of Assumed Contracts.